Exhibit 10.2

EXECUTION VERSION

AMENDMENT

TO

CHANGE OF CONTROL

WHEREAS, Kellogg Company, a Delaware corporation (the “Company”), and John A. Bryant (the “Employee”) previously entered into an agreement relating to Change of Control dated September 12, 2002 (as amended on December 19, 2008, the “Agreement”); and

WHEREAS, the Company and the Employee now deem it desirable to enter into this amendment (this “Amendment”) to amend the Agreement to (i) eliminate the excise taxes gross up; (ii) reduce the potential amount payable and the protection period following a Change of Control; and (iii) add restrictive covenants as a condition to receive any separation payment under the Agreement.

NOW, THEREFORE, the Company and the Employee agree that the Agreement is hereby amended, effective as of December 5, 2014, as follows:

1.	Eliminate Excise Tax Coverage

1.1	Employee and the Company agree that the Employee (and not the Company) shall be responsible for any excise taxes imposed as a result of the payment of separation benefits to Employee under this Agreement. Consequently, Section 8 of the Agreement is deleted and replaced with the following:

“Section 8. Eliminate Excise Tax Coverage. If a Change of Control occurs and the Executive becomes entitled to separation benefits under this Agreement that would be subject to the excise tax imposed under Section 4999 of the Code, the Company shall reduce its payment of separation benefits to the Executive to $1.00 less than that amount which would trigger the excise tax if such reduction would result in the Executive receiving an equal or greater after-tax benefit than he would receive if the full separation benefits were paid. The separation benefits shall be reduced in the following order of priority: (i) first from cash compensation under Section 5(a)(1)(B), (ii) next from cash compensation under Section 5(a)(1)(A), (iii) then from any additional SERP benefits under Section 5(a)(1)(C), then (iv) from equity-based awards under Section 5(a)(3), and then (v) pro-rata among all remaining payments and benefits, provided, however, that this payment structure complies with applicable law, including Section 409A of the Code.”

2.	Potential Payouts and Protection Period

2.1	To simplify the Company’s Change of Control severance program and to reduce the potential amount payable following a Change of Control, Section 1 of Agreement is amended to add the following definition:

“(e) “Target Annual Bonus Percentage” means the Executive’s target annual bonus percentage under the under the Company’s or an Affiliated Company’s annual incentive plans, or any comparable bonus under any predecessor or successor plan, in effect immediately prior to the Effective Date, or if higher, the year in which the Date of Termination occurs.”

2.2	The first sentence of Section 2 is amended by deleting the word “third” and replacing it with the word “second.”

2.3	The first sentence of Section 3(b)(2) is deleted and replaced with the following:

“In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s target bonus in effect under the Company’s or an Affiliated Company’s annual incentive plans, or any comparable bonus under any predecessor or successor plan, immediately prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year).”

2.4	The first sentence of Section 5(a)(1) is amended by deleting the words “within 30 days after the Date of Termination.”

2.5	Section 5(a)(1)(A)(ii)(x) is deleted and replaced with the following:

“(x)  The Annual Bonus equal to the product of

(1) The Executive’s Annual Base Salary; and

(2) The Executive’s Target Annual Bonus Percentage; and”

2.6	Section 5(a)(1)(B)(y) is deleted and replaced with the following:

“(y)  The Executive’s Annual Bonus equal to the product of (1) Executive’s Annual Base Salary and (2) Executive’s Target Annual Bonus Percentage; and”

2.7	The following is added to the end of Section 5(a)(1):

“Notwithstanding the first sentence of Section 5(a)(1), the benefits described in Section 5(a)(1) shall be paid in equal bi-weekly installments over a two-year period if the circumstances entitling the Executive to benefits under this Agreement do not meet the definition of a “change in control” under Section 409A of the Code.”

3.	Restrictive Covenants

3.1	To add certain restrictive covenants as a condition to receiving payment of separation benefits under this Agreement, a new Section 12 is added to the Agreement as follows:

“Section 12. Separation Payments Contingency. Upon a Change of Control and termination of employment under the circumstances described in Section 5(a), the obligations of the Company to pay or provide separation benefits under this Agreement to the Employee are contingent on the following:

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(a)  Non-Solicitation. The Executive’s entering into and adhering to a written agreement providing that the Executive will not solicit any employee of the Company or an Affiliated Company to leave the Company or an Affiliated Company and to work for any other entity, whether as an employee, independent contractor or in any other capacity, for a period of up to one year following the Executive’s Date of Termination. Should the Executive violate this non-solicitation agreement, the Executive will be obligated to pay back to the Company all payments received hereunder, and the Company will have no further obligation to pay or provide the Executive any separation benefits that may be remaining due hereunder;

(b)  Non-Disparagement. The Executive’s entering into and adhering to a written agreement providing that, in discussing the Executive’s relationship with the Company, the Executive will not disparage, discredit or otherwise treat in a detrimental manner the Company, the Affiliate Companies or their officers, directors and employees. In this written agreement the Company shall also agree that, in discussing its relationship with the Executive, the Company will not disparage, discredit or otherwise treat the Executive in a detrimental way. Should the Executive violate this non-disparagement agreement, the Executive will be obligated to pay back to the Company all payments received hereunder, and the Company will have no further obligation to pay or provide the Executive any separation benefits that may be remaining due hereunder; and

(c)  General Release of Claims. The Executive’s execution of a general release of claims in the form and substance to be reasonably acceptable to the Company, releasing the Company, the Affiliated Companies and their officers, directors, agents and employees from any claims or causes of action of any kind that the Executive might have against any one or more of them regarding the Executive’s employment or the termination of that employment as of the date of the release of claims, and provided the Executive does not thereafter revoke the release of claims.

Payment of separation benefits shall commence promptly after the release of claims is executed, but in no event later than 90 days following the date the release of claims is executed.”

4.	Except as expressly modified by this Amendment, the Agreement shall remain in full force. In the event of any conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused this Amendment to be executed in its name and on its behalf, as of the effective date set forth above.

EMPLOYEE

/s/ John A. Bryant
John A. Bryant

KELLOGG COMPANY

/s/ Gordon Gund

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